SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 20, 2010.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Item 1 and AGAINST Items 2 and 3 and 4.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 20, 2010, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect as directors the four Class III nominees named in the attached proxy statement to serve three-year terms ending in 2013.

2.	To vote on a stockholder proposal regarding the supermajority vote provisions.

3.	To vote on a stockholder proposal regarding a director vote threshold.

4.	To vote on a stockholder proposal regarding composition of the compensation committee.

5.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 23, 2010.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

J. M. D’Amato
Secretary

Bellevue, Washington
March 10, 2010

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m. on April 20, 2010, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E. Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 10, 2010.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 23, 2010. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on February 23, 2010, the Company had 364,195,045 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2010 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail. Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone. Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet. Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held at 10:30 a.m. on April 20, 2010, at Meydenbauer Center, Bellevue, Washington. The 2010 proxy statement and the 2009 Annual Report to stockholders are available on the Company’s Website at www.paccar.com/2010annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2009 Annual Report and 2010 Proxy Statement at a shared address prior to the 2010 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:	Election of Directors

Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR the nominees for Class III Director. Please note that brokers may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2, 3 and 4: Stockholder Proposals

To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 2, 3 and 4.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2009 (amounts shown are rounded to whole shares):

	Shares		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

James C. Pigott	18,200,467	(a)	5.00
1405 42nd Avenue East Seattle, WA 98112

BlackRock, Inc.	19,369,896	(b)	5.33
40 East 52nd Street New York, NY 10022

(a)	Total includes 10,803,753 shares over which J. C. Pigott has sole voting power and 10,878,229 shares over which he has sole investment power. He has shared voting power over 7,322,238 shares held by charitable trusts of which he is a co-trustee and shares investment power over 7,285,628 of those shares.

(b)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed January 29, 2010, that it has sole voting and investment power over 19,369,896 shares. BlackRock affiliates manage some cash and pension investments for the Company. BlackRock earned a fee of $1.44 million for these services in 2009.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following list includes all shares of common stock beneficially owned by each Company director and named executive officer, and by Company directors and executive officers as a group as of February 23, 2010 (amounts shown are rounded to whole share amounts).

	Shares		Percent
Name	Beneficially Owned		of Class

Ronald E. Armstrong	87,800	(a)	*
James G. Cardillo	163,269	(a)	*
Alison J. Carnwath	12,528	(b)	*
John M. Fluke, Jr.	31,362	(b)	*
Kirk S. Hachigian	6,183	(b)	*
Stephen F. Page	34,186	(b)	*
Robert T. Parry	14,310	(b)	*
John M. Pigott	2,340,504	(b)(c)	*
Mark C. Pigott	6,003,091	(c)(d)	1.65
Thomas E. Plimpton	382,292	(a)	*
William G. Reed, Jr.	684,977	(b)(c)	*
Daniel D. Sobic	98,972	(a)	*
Gregory M. E. Spierkel	6,924	(b)	*
Warren R. Staley	6,115	(b)	*
Charles R. Williamson	22,647	(b)	*
Michael A. Tembreull	390,936	(e)	*
Total of all directors and executive officers as a group (21 individuals)	10,520,617		2.89

*Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: J. G. Cardillo 35,213; T. E. Plimpton 45,337; D. D. Sobic 21,318; R. E. Armstrong 15,013. Includes restricted shares for which the participant has voting power as follows: J. G. Cardillo 10,017; T. E. Plimpton 17,719; D. D. Sobic 5,563; R. E. Armstrong 4,460. Also includes options to purchase shares exercisable as of February 23, 2010, as follows: J. G. Cardillo 104,871; T. E. Plimpton 275,362; D. D. Sobic 68,557; R. E. Armstrong 66,357. Includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan (the DC Plan) and the Long Term Incentive Plan (the LTIP) as follows: T. E. Plimpton 11,902.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights as follows: K. S. Hachigian 6,183; S. F. Page 26,512; R. T. Parry 7,194; J. M. Pigott 4,455; G. M. E. Spierkel 6,924; C. R. Williamson 12,270.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(d)	Includes 64,741 shares allocated in the Company’s SIP for which he has sole voting and investment power; 218,516 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 1,443,209 shares exercisable as of February 23, 2010, and deferred cash awards accrued as 147,519 stock units without voting rights under the DC Plan and the LTIP.

(e)	M. A. Tembreull retired as Vice Chairman and a director of the Company, January 2, 2009.

EXPENSES OF SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Laurel Hill Advisory Group to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:	ELECTION OF DIRECTORS

Four Class III directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III directors for a term expiring at the Annual Meeting of Stockholders in 2013. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS III DIRECTORS
(TERMS EXPIRE AT THE 2013 ANNUAL MEETING)

ALISON J. CARNWATH, age 57, is chairman of MF Global Holdings Ltd, a U.S.-based financial services firm. She is also Chairman of Land Securities plc, the largest property company listed on the London Stock Exchange. She is an adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board at ISIS Equity Partners, LLP, a private equity firm, both based in the United Kingdom. She is a director of the Man Group plc, a United Kingdom listed company. She previously served as a director of Friends Provident plc (2002-2008), Gallaher Group plc (2004-2007), Glas Cymru Cyfyngedig (2001-2007), all United Kingdom based companies. She has served as a director of the Company since 2005. Ms. Carnwath has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 30 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

ROBERT T. PARRY, age 70, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of the Janus Capital Group, Inc. He previously served as a director of Countrywide Financial Corp. (2004-2008). He has served as a director of the Company since 2004. Mr. Parry has the attributes and qualifications listed in the Company guidelines for board membership including an expertise in economics as reflected in a Ph.D from the University of Pennsylvania. He served 18 years as a chief executive with the Federal Reserve Bank of San Francisco as well as an economist and senior executive with Security Pacific Corporation (1970-1986).

JOHN M. PIGOTT, age 46, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 53, is chief executive officer of Ingram Micro Inc., a $29 billion worldwide distributor of technology products from 2005 to the present. He previously served as president from March 2004 to April 2005. During his twelve-year tenure with the company he held other senior positions including executive vice president. He is also a director of Ingram Micro. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University, and 30 years of management experience around the world including five years as chief executive of Ingram Micro.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2011 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 67, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is also interim principal executive officer and a director of CellCyte Genetics Corporation, a biotechnology company, and has held that position since 2008. He is also a director of Tully’s Coffee Corporation. He previously served as a director of American Seafoods Group (2002-2006), Cell Therapeutics Inc. (2002-2005), Primus International (2002-2006) and Peoples National Bank and its successor US Bank of Washington (1984-1997). He has served as a director of the Company since 1984. Mr. Fluke has the attributes and qualifications listed in the Company guidelines for board membership including a master’s degree in engineering from Stanford, a background in manufacturing gained through 24 years with Fluke Corporation, manufacturer and distributor of high-quality electronic test tools, including four years as CEO and six years as chairman, extensive knowledge of Company operations, and many years as an advisor to or board member for companies engaged in commercializing emerging technologies.

KIRK S. HACHIGIAN, age 50, is chairman, president and chief executive officer of Cooper Industries plc., a $6 billion global manufacturer of electrical products and tools. He was named chairman in 2006, chief executive officer in 2005 and president in 2004. He previously served as a director of American Standard (2005-2007). He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his current position he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

STEPHEN F. PAGE, age 70, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and CEO of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc. and Liberty Mutual Holding Co. Inc. He has served as a director of the Company since 2004. Mr. Page has the attributes and qualifications listed in the Company guidelines for board membership including a law degree from Loyola Law School, experience practicing corporate law, a strong background in financial management as a certified public accountant, and as a chief financial officer of Black & Decker and later of UTC, a publicly-traded $53 billion diversified global manufacturing company, as well as twelve years as a senior UTC executive.

THOMAS E. PLIMPTON, age 60, is Vice Chairman of the Company and has held that position since September 2008. He also serves as the Company’s principal financial officer. He was President from January 2003 to September 2008, and Executive Vice President from August 1998 to January 2003. He has served as a director of the Company since 2009. Mr. Plimpton has the attributes and qualifications listed in the Company guidelines for board membership including a degree and experience in accounting, an MBA from Rockhurst University, thorough knowledge of the commercial vehicle industry, international business and information technology gained from 33 years with the Company including 14 years as a senior executive.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2012 ANNUAL MEETING)

MARK C. PIGOTT, age 56, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the brother of director John M. Pigott. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 30 years with the Company. PACCAR has benefited from an excellent record of industry leading stockholder returns generated under his leadership.

WILLIAM G. REED, JR., age 71, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He is also a director of Washington Mutual Inc. He previously served as a director of Microsoft Corporation (1987-2004), Safeco Corporation (1974-2008) and Washington Mutual Bank (1970-2008). He has served as a director of the Company since 1998. Mr. Reed has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Harvard, 25 years as a chief executive managing in overseas markets and directorships with other large, publicly-traded companies. He is a substantial long-term stockholder in the Company.

WARREN R. STALEY, age 67, served as chairman and chief executive officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products from 1999 until his retirement in 2007. He previously served as a director of US Bancorp (1999-2008) and Target Corporation (2001-2007). He has served as a director of the Company since 2008. Mr. Staley has the attributes and qualifications for board membership listed in the Company guidelines including an MBA from Cornell University and a 38-year career at Cargill, a global, diversified business with over $116 billion in revenue, that included 15 years in senior positions and culminated in eight years as its chairman and chief executive.

CHARLES R. WILLIAMSON, age 61, has served as chairman of the board of Weyerhaeuser Company and of Talisman Energy Inc. since 2009. He was chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. He served as executive vice president of Chevron from August 2005 until his retirement in December 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He previously served as a director of Unocal (2000-2005). He has served as a director of the Company since 2006. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 5605(a)(2): Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Stephen F. Page, Robert T. Parry, William G. Reed, Jr., Gregory M. E. Spierkel, Warren R. Staley, and Charles R. Williamson. Additionally, James C. Pigott, who retired from the Board in April 2009, was independent during his service.

The Board of Directors maintains a corporate governance section on its website which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company bylaws provide that the chairman of the board also serves as the chief executive officer (“CEO”). The Board believes the combined role of chairman and CEO promotes unified leadership and direction for the company, which allows for a single, clear focus for management to execute the company’s strategy and business plans. This leadership structure has resulted in the continued excellent growth and long-term financial success of the company.

The Company has adopted policies to ensure a strong and independent board. The Board regularly meets in executive session without the presence of management. Board members rotate the chairmanship of these sessions. The Board has not designated a lead independent director. Seventy-five percent of the Company’s directors are independent as defined under NASDAQ regulations. The Board oversees risk through management presentations at Board meetings and through its Audit Committee. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the committee reports to the full Board at least twice a year.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2009.  Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2009 except Ms. Carnwath and Messrs. Hachigian and Williamson.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Nominating and
Audit	Compensation	Executive	Governance
Committee	Committee	Committee	Committee

S. F. Page	C. R. Williamson	M. C. Pigott	J. M. Fluke, Jr.
J. M. Fluke, Jr.	A. J. Carnwath	J. M. Fluke, Jr.	A. J. Carnwath
P. T. Parry	K. S. Hachigian	W. G. Reed, Jr.	S. F. Page
W. R. Reed, Jr.	G. M. E. Spierkel		W. R. Staley

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process, and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function. The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated independent directors S. F. Page and J. M. Fluke, Jr., as Audit Committee financial experts. The Committee met six times in 2009.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the LTIP, the Senior Executive Yearly Incentive Compensation Plan and the DC Plan. The Committee establishes base salaries, and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers. The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. The Committee does not retain a compensation consultant on an annual basis and did not retain one in 2009. The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met six times in 2009.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors. Mr. John M. Pigott and Mr. Gregory M. E. Spierkel are directors and nominees who have not previously stood for election. Mr. Pigott was recommended to the Committee by a non-management director and the Chief Executive Officer. Mr. Spierkel was recommended to the Committee by a third-party search firm.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the four Committee members meets the independence requirements of the NASDAQ rules. The Committee met three times in 2009.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action once in 2009.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2009:

Summary Compensation

			All
	Fees Earned or	Stock	Other
	Paid in Cash (a)	Awards (b)	Compensation (c)	Total (d)
Name	($)	($)	($)	($)

A. J. Carnwath	115,000	90,015		205,015
J. M. Fluke, Jr.	120,000	90,015		210,015
K. S. Hachigian	107,500	90,015		197,515
S. F. Page	120,000	90,015		210,015
R. T. Parry	110,000	90,015	5,000	205,015
J. C. Pigott	24,313	90,015		114,328
J. M. Pigott	80,687	67,500		148,187
W. G. Reed, Jr.	115,000	90,015		205,015
G. M. E. Spierkel	115,000	90,015		205,015
W. R. Staley	115,000	90,015	5,000	210,015
C. R. Williamson	120,000	90,015		210,015

(a)	Fees for non-employee directors include the 2009 annual retainer of $75,000, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. S. F. Page and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The aggregate grant date fair value of the restricted stock award granted on January 2, 2009, to non-employee directors was $90,000. The award for J. M. Pigott was prorated as of April 27, 2009. All outstanding restricted stock awards for J. C. Pigott vested on his retirement in April 2009. See Note R to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. On December 31, 2009, non-employee directors held the following unvested shares of restricted stock or restricted stock units: A. J. Carnwath 6,694; J. M. Fluke, Jr., 6,694; K. S. Hachigian 3,656; S. F. Page 6,694; R. T. Parry 6,694; J. M. Pigott 1,976; W. G. Reed, Jr., 6,694; G. M. E. Spierkel 4,360; W. R. Staley 3,656; C. R. Williamson 6,694.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	K. S. Hachigian, S. F. Page, R. T. Parry, J. M. Pigott, G. M. E. Spierkel, and C. R. Williamson deferred some or all of their compensation earned in 2009. None of the deferred compensation earned interest that was in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

On the first business day of the year, each non-employee director receives $90,000 in restricted stock or restricted stock units under the RSDC Plan. The number of shares received is determined by dividing $90,000 by the closing price of a share of Company stock on the first business day of the year. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. Effective January 1, 2008, the RSDC Plan was amended to allow non-employee directors to elect to receive a credit to the stock unit account in lieu of a grant of restricted stock. The account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock.

The Company provides transportation for or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least $200,000 worth of Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service are in compliance as of January 1, 2010.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report to the SEC on a timely basis their ownership of Company stock and any changes in such ownership. The Company believes that all of its directors and executive officers complied with all reporting requirements on a timely basis during 2009 except that a timely filed report for R. E. Armstrong had a clerical error in the number of stock options granted and was corrected.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 71 consecutive years of net income, yearly dividends since 1941 and excellent stockholder returns. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.
•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company yearly profitability and individual business unit goals.

Long-term performance compensation:

•	An equity-and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short-and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 25, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Executive Compensation Criteria

The Compensation Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Role of Compensation Consultant. The Committee does not retain a compensation consultant on an annual basis and it did not retain one in 2009.

Industry Compensation Comparison Groups. The Compensation Committee periodically utilizes information from industry-published compensation surveys as well as compensation data from peer companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Peer Companies. As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. The nine Peer Companies for the LTIP 2007-2009 cycle are:

• ArvinMeritor Inc.	• Caterpillar Inc.	• Cummins Inc.
• Dana Corporation	• Deere & Company	• Eaton Corporation
• Ingersoll-Rand Company Ltd.	• Navistar International Corporation	• Oshkosh Truck Corporation

As discussed in the 2008 proxy statement, effective with the LTIP 2008-2010 cycle, the following are the Peer Companies for purposes of the Company performance goal in the LTIP cash program and the applicable goals under the share match program. These companies also comprise the index used in the stock performance graph set forth in the Company’s Annual Report on Form 10-K and page 31 of this proxy statement. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes.

2009 Revenue
Company Name	(in billions)

Caterpillar Inc.	$32.396
Cummins Inc.	10.800
Danaher Corp.	11.185
Deere & Company	22.598
Dover Corp.	5.776
Eaton Corporation	11.873
Harley-Davidson Inc.	4.782
Honeywell International Inc.	30.908
Illinois Tool Works	13.877
Ingersoll-Rand Company Ltd.	13.195
United Technologies Corp.	52.920
PACCAR Inc	8.087

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual cash incentives, and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix. The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company performance incentive programs. For 2009, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results. M. A. Tembreull retired as Vice Chairman and principal financial officer on January 2, 2009. He is listed as a Named Executive Officer in this proxy statement, but his compensation is based on 2008 performance. He is not included in the analysis in the CD&A for 2009 compensation.

Chairman & CEO	Other Named Executive Officers
2009 Target Compensation Structure	2009 Average Target Compensation Structure

Base Salary. Base salary provides a fixed, baseline level of compensation that is not contingent upon Company performance. It is important that base salaries are competitive with industry peer companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2006 Hewitt survey, described on page 12 of the 2009 proxy statement, with minimums at 70 percent of the midpoint and maximums at 130 percent of the midpoint and the midpoints were not changed in 2009. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience and individual performance.

The Committee periodically reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer and on January 1, 2009, R. E. Armstrong received a 5.4 percent increase over his December 1, 2007 base salary. There were no base salary increases for any other Named Executive Officers in 2009. The Chief Executive Officer suggested the salary revision for the Named Executive Officer. It was consistent with the Company’s overall compensation guidelines. The Committee believes that the base salary of each of the Named Executive Officers is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. In 2009, the Committee lowered the maximum award achievable from 200 percent of target for 140 percent of goal achievement to 160 percent of target for 130 percent goal achievement to reduce compensation expense. 2009 Awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130% and above

% of Target Paid	0%	40%	70%	100%	130%	160%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the

2009 goal for four of the Named Executive Officers is based entirely upon Company performance relative to an overall net profit goal proposed by Company management and approved by the Committee within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,000,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2009, the Company’s net profit target was $300 million and actual net profit was $111.9 million, an excellent result considering the difficult recession. However, the net profit was less than the threshold required for an award so none of the Named Executive Officers received payment on the Company profit goal. The Committee concluded that R. E. Armstrong did not meet the threshold for division profit but he exceeded the business leadership goal of improving the Company’s financial liquidity, reaffirmation of the Company’s credit rating and issuance of term debt and approved a payout of 32 percent of the overall target. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2009 goals and incentive awards for each Named Executive Officer.

		Target Award		Award
	Financial	as a % of		Achieved as
	Performance	Base	Performance Measure	a % of
Name and Principal Position	Measure	Salary	as a % of Target	Target

M. C. Pigott	Company Profit Goal	100	100	0
Chairman & Chief Executive Officer
T. E. Plimpton	Company Profit Goal	75	100	0
Vice Chairman
J. G. Cardillo	Company Profit Goal	70	100	0
President
D. D. Sobic	Company Profit Goal	60	100	0
Executive Vice President
R. E. Armstrong	Company Profit Goal	55	50	32
Senior Vice President	Division Profit Goal		30
	Business Leadership		20

Long-Term Incentive Compensation (LTIP). The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. In late 2008, the Committee anticipated that difficult economic conditions would prevail through 2009. The Committee reduced the Company’s compensation expense by lowering the potential LTIP payout. This was achieved by restricting the target grant levels for the 2009-2011 LTIP cycle to the percentage of base salary used for the 2005-2007 LTIP cycle and it also suspended the restricted stock program for 2009. The 2009 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below.

	Long-Term	Stock	Restricted
Name	Cash	Options	Stock

M. C. Pigott	60%	450%	0%
T. E. Plimpton	50%	325%	0%
J. G. Cardillo	45%	325%	0%
D. D. Sobic	35%	260%	0%
R. E. Armstrong	30%	225%	0%

Long-term incentive compensation cash award. This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies performance over a three-year period. Company performance is measured by three-year compound growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies’ (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year.

For the 2009-2011 cycle, the Committee approved the following goals:

	Financial Performance and
	Individual Performance	Performance
	Measures for	Measure as a
Name	LTIP 2009-2011 Cycle	% of Target

M. C. Pigott	Company Performance Goal	100
T. E. Plimpton	Company Performance Goal	100
J. G. Cardillo	Company Performance Goal	100
D. D. Sobic	Company Performance Goal	50
	Business Unit Profit	25
	Business Unit Performance	25
R. E. Armstrong	Company Performance Goal	50
	Business Unit Profit	30
	Business Unit Performance	20

The Committee believes that three-year compound growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over ten years. During that period the Company has demonstrated extraordinary performance against the Peer Companies and provided superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit goals determined by the Chief Executive Officer similar to those described above for the annual incentive plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in the April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above

% of Target Paid	0%	50%	100%	150%	200%

In April 2009, the Committee determined cash awards for the three-year period 2006-2008 ending December 31, 2008. One hundred percent of the cash award for M. C. Pigott, M. A. Tembreull and T. E. Plimpton was based on the Company Performance Goal. For the 2006-2008 LTIP cycle, the Company achieved superior results and tied for second among all of Peer Companies that reported earnings. The Committee approved a payout of 177.8 percent of target on the Company Performance Goal for each Named Executive Officer reflecting excellent goal achievement and it did not exercise discretion to reduce or modify payment. The remaining 50 percent of the award for J. G. Cardillo was based on business unit profit. Since less than 75 percent of that goal was achieved, no payout was approved which resulted in an overall payout of 88.9 percent of target. The remaining award for D. D. Sobic was based 30 percent on business unit profit and 30 percent on business unit performance. The Committee determined that D. D. Sobic met only the business unit performance goal and approved an overall payout of 116.1 percent of target. The remaining award for R. E. Armstrong was based 30 percent on business unit profit and 30 percent on business unit performance. The Committee determined that R. E. Armstrong exceeded each goal and approved an overall payout of 161.1 percent of target reflecting this achievement. The long-term cash awards for the 2007-2009 LTIP cycle have not been determined as of the date of this proxy statement.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,000,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options. The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release, and are not repriced. They become exercisable at the end of a three-year vesting period and expire ten years after the date of grant.

The Compensation Committee granted stock options on February 6, 2009. The number of options was determined by multiplying the executive’s base salary on February 6, 2009, by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant, February 6, 2009. All stock options granted in 2009 vest and become exercisable on January 1, 2012, and remain exercisable until January 2019 unless the participant’s employment terminates for reasons other than retirement at age 65, or the participant is demoted to an ineligible position. Vesting may be accelerated in the event of a change in control.

Annual restricted stock program. Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The restricted stock vests 25 percent per year over a four-year period beginning in the year following the grant. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement on or after age 62. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

The Named Executive Officers, including M. A. Tembreull, received an award of performance-based restricted stock on February 6, 2009, after the Committee determined that the Company exceeded the performance goal of four percent return on 2008 revenues. The Chief Executive Officer declined to accept his restricted stock award in 2009. The number of restricted shares granted was determined by multiplying the executive’s annual base salary by a target award percentage and dividing by the average closing price of the Company’s stock for the first five trading days of 2009. All awards were consistent with the target award percentage and the Committee did not exercise discretion to make any material adjustments. Twenty-five percent of the shares vested on January 1, 2010, and 25 percent of shares will vest on each successive January 1 through January 1, 2013. Mr. Tembreull’s award vested on the award date due to his retirement.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chairman and Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership, the Company has significantly outperformed both its Peer Companies and the S&P 500 index for the ten-year period ending December 31, 2009. The Company has delivered an average annual return to stockholders of 19.1 percent versus the S&P 500 negative 1.0 percent return in the last decade.

The Chief Executive Officer received no increase in base salary in 2009 and he declined the 2009 award of restricted stock with a grant date fair value of $1,992,421. The Company has a share match program that enables the Chief Executive Officer to purchase Company stock either by exercising stock options or through open market purchases. He may receive a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vest after five years if the Company’s earnings per share growth over the same five-year period meets or exceeds at least fifty percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold before the vesting period, an equal number of restricted match shares will be forfeited. No matching shares were granted under this program in 2009.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 26 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock units credited under the Deferred Compensation Plan are disbursed in a one-time payment of Company shares. Participation in the DC Plan is voluntary.

Stock Ownership Guidelines

The Board of Directors approved stock ownership guidelines for the Company’s executive officers and directors to link their long-term economic interest directly to that of the Company stockholders. The Chief Executive Officer is expected to hold a minimum of five times his base salary in Company stock and/or deferred stock units. Other executive officers are expected to hold a minimum of one times their base salary in Company stock, vested stock options and/or deferred stock units. Executive officers have three years to attain this ownership threshold. All executive officers are in compliance as of January 1, 2010.

Changes Approved for 2010

The Committee reinstated certain programs for all participants which had been reduced or suspended in 2009 reflecting the improving economy in 2010.

•	The maximum award that may be earned under the 2010 annual incentive cash compensation program is reinstated to 200 percent of the executive’s target award.

•	The Committee reinstated the formula and percentage of base salary used to determine long-term compensation target awards for the 2010-2012 cycle to the 2008 level. The 2010 target for each element of the long-term compensation program for each Named Executive Officer, calculated as a percentage of base salary, is indicated in the following table.

	2010-2012 Cycle
	Long-Term	Stock	Restricted
Name	Cash	Options	Stock

M. C. Pigott	150%	375%	150%
T. E. Plimpton	100%	375%	60%
J. G. Cardillo	90%	300%	60%
D. D. Sobic	70%	260%	50%
R. E. Armstrong	60%	210%	40%

•	The Committee revised the vesting schedule for future annual restricted stock grants from five years to four years. If the performance goal is achieved, 25 percent of each executive’s award will vest on the first day of the following month rather than the first day of the following year.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In 2009, M. A. Tembreull retired at age 62 and forfeited unvested stock options and long-term incentive cash for the partially completed 2007-2009 and 2008-2010 cycles. All outstanding restricted stock awards vested on his retirement. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Annual and long-term cash incentives are prorated upon retirement at age 65 or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change of control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the IC Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2009, the funding limit for the Named Executive Officers under the IC Plan equaled two percent of the Company’s net income and the limit for the LTIP equaled three quarters of one percent of the Company’s cumulative net income for the 2009-2011 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2009 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2010 Annual Meeting.

THE COMPENSATION COMMITTEE

C. R. Williamson, Chairman
A. J. Carnwath
K. S. Hachigian
G. M. E. Spierkel

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years ended December 31, 2009:

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal			Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary ($)	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	Total ($)

M. C. Pigott	2009	$1,350,000	$0	$1,642,321	$0	$1,203,430	$2,450	$4,198,201
Chairman and Chief	2008	1,348,846	2,951,514	848,766	3,333,750	1,400,351	11,500	9,894,727
Executive Officer	2007	1,300,000	2,294,343	1,133,363	3,277,950	935,940	11,250	8,952,846

T. E. Plimpton	2009	800,000	461,102	702,882	0	749,593	2,450	2,716,027
Vice Chairman	2008	736,885	380,923	357,121	1,475,761	916,476	11,500	3,878,666
(principal financial officer)	2007	675,000	415,611	470,796	1,216,440	704,432	11,250	3,493,529

J. G. Cardillo	2009	625,000	267,924	549,134	0	351,033	456,224	2,249,315
President	2008	552,423	221,290	215,785	527,878	516,110	11,500	2,044,986
	2007	495,000	191,964	299,226	690,384	367,530	78,020	2,122,124

D. D. Sobic	2009	460,000	166,682	323,327	0	162,208	2,450	1,114,667
Executive Vice President	2008	408,019	137,769	135,554	391,031	292,890	11,500	1,376,763

R. E. Armstrong	2009	389,385	153,495	237,234	68,640	148,184	2,450	999,388
Senior Vice President

M. A. Tembreull	2009	34,615	531,349	0	0	59,976	70,996	696,936
Vice Chairman	2008	899,423	482,831	452,671	2,067,270	817,495	11,500	4,731,190
(principal financial officer - retired January 2009)	2007	875,000	538,730	610,263	1,722,000	960,777	11,250	4,718,020

(a)	Represents the grant date fair value of restricted stock awards on February 6, 2009, January 30, 2008, February 19,2008, January 31, 2007, February 5, 2007 and April 25, 2006 calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(a)	M. C. Pigott generously declined the 2009 award of 64,668 shares of restricted stock with an aggregate grant date fair value of $1,992,421. Amounts for M. C. Pigott for 2008 and 2007 include two restricted stock grants in each year, one of which is the performance-based share match. The compensation cost for share match awards recognized in the applicable year is based upon the probable outcome of the performance condition as of the grant date consistent with FASB ASC Topic 718. The maximum grant date fair value of the February 19, 2008 share match award is $6,444,000 and the maximum grant date fair value of the February 5, 2007 share match award is $1,732,751.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long Term Incentive Plan (LTIP) on February 6, 2009, January 30, 2008 and January 31, 2007 calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to the Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal years ending as follows: December 31, 2009 – Note R; December 31, 2008 – Note R; December 31, 2007 – Note P.

(c)	Amounts for 2009 represent the awards earned under the IC Plan in 2009 that are determined and paid in 2010. Cash awards earned under the LTIP for the 2007 – 2009 cycle will not be determined until late April 2010. Non-Equity Incentive Plan Compensation amounts for 2008 and 2007 include awards under both plans.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $2,815; T. E. Plimpton $53,674; J. G. Cardillo $35,752; D. D. Sobic $0; R. E. Armstrong $0; M. A. Tembreull $59,976) and the aggregate change in value during 2009 of benefits accrued under the Company’s qualified defined benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $1,200,614; T. E. Plimpton $695,919; J. G. Cardillo $315,281; D. D. Sobic $162,208; R. E. Armstrong $148,184; M. A. Tembreull $0; ). Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $2,450 for each Named Executive Officer for 2009 (except M. A. Tembreull), $11,500 for 2008 and $11,250 for 2007. Amount also includes $453,774 in tax equalization in 2009 and $66,770 in 2007 in connection with overseas assignment for J. G. Cardillo and a $70,996 unused vacation payout made upon retirement for M. A. Tembreull. Aggregate perquisites were less than $10,000 for each Named Executive Officer.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2009:

					Estimated
					Future
					Payouts	All Other	All Other
					Under	Stock	Option
					Equity	Awards:	Awards:	Exercise	Grant Date
					Incentive	Number of	Number of	or Base	Fair Value of
		Estimated Future Payouts Under			Plan	Shares of	Securities	Price of	Stock And
		Non-Equity Incentive Plan Awards			Awards	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Target	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)

M. C. Pigott
Restricted Stock(a)	2/06/2009	-	-	-	0	NA	-	-	0
Stock Options(a)	2/06/2009	-	-	-	-	-	194,004	30.81	1,642,321
LTIP Cash(a)		73,636	810,000	1,620,000	-	-	-	-	-
Annual Incentive Cash(b)		540,000	1,350,000	2,160,000	-	-	-	-	-

T. E. Plimpton
Restricted Stock(a)	2/06/2009	-	-	-	14,966	NA	-	-	461,102
Stock Options(a)	2/06/2009	-	-	-	-	-	83,030	30.81	702,882
LTIP Cash(a)		36,364	400,000	800,000	-	-	-	-	-
Annual Incentive Cash(b)		240,000	600,000	960,000	-	-	-	-	-

J. G. Cardillo
Restricted Stock(a)	2/06/2009	-	-	-	8,696	NA	-	-	267,924
Stock Options(a)	2/06/2009	-	-	-	-	-	64,868	30.81	549,134
LTIP Cash(a)		12,784	281,250	562,500	-	-	-	-	-
Annual Incentive Cash(b)		175,000	437,500	700,000	-	-	-	-	-

D. D. Sobic
Restricted Stock(a)	2/06/2009	-	-	-	5,410	NA	-	-	166,682
Stock Options(a)	2/06/2009	-	-	-	-	-	38,194	30.81	323,327
LTIP Cash(a)		7,318	161,000	322,000	-	-	-	-	-
Annual Incentive Cash(b)		110,400	276,000	441,600	-	-	-	-	-

R. E. Armstrong
Restricted Stock(a)	2/06/2009	-	-	-	4,982	NA	-		153,495
Stock Options(a)	2/06/2009	-	-	-	-	-	28,024	30.81	237,234
LTIP Cash(a)		5,318	117,000	234,000	-	-	-	-	-
Annual Incentive Cash(b)		85,000	214,500	343,200	-	-	-	-	-

M. A. Tembreull
Restricted Stock(a)	2/06/2009	-	-	-	17,246	NA	-	-	531,349
Stock Options(a)		-	-	-	-	-	-	-	-
LTIP Cash(a)		-	-	-	-	-	-	-	-
Annual Incentive Cash(b)		-	-	-	-	-	-	-	-

(a)	Represents grants and awards under the LTIP described on pages 15-18. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $30.81. M. C. Pigott generously declined the 2009 award of 64,668 shares of restricted stock with a grant date fair value of $1,992,421.

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) described on page 15.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2009:

	Option Awards(a)					Stock Awards
											Equity
									Equity		Incentive
									Incentive		Plan
								Market	Plan		Awards:
						Number		Value of	Awards:		Market or
		Number				of		Shares	Number of		Payout Value
	Number of	of				Shares		or Units	Unearned		of Unearned
	Securities	Securities				or Units		of Stock	Shares, Units		Shares, Units
	Underlying	Underlying				of Stock		That	or Other		or Other
	Unexercised	Unexercised	Option			That		Have	Rights		Rights That
	Options	Options	Exercise	Option	Option	Have Not		Not	That Have		Have Not
	(#)	(#)	Price	Vesting	Expiration	Vested		Vested	Not Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)		($)(h)	(#)		($)(h)

M. C. Pigott	342,339	0	10.1975	1/1/04	1/24/11	14,734	(b)	534,402	37,500	(f)	1,360,125
	284,724	0	12.5353	1/1/05	1/23/12	22,453	(c)	814,370	150,000	(g)	5,440,500
	248,427	0	13.9555	1/1/06	1/15/13	29,686	(d)	1,076,711
	135,067	0	25.3126	1/1/07	1/15/14
	173,043	0	32.1111	1/1/08	1/20/15
	147,343	0	32.2267	1/1/09	1/26/16
	0	112,266	44.5600	1/1/10	1/31/17
	0	98,956	45.7400	1/1/11	1/30/18
	0	194,004	30.8100	1/1/12	2/06/19

T. E. Plimpton	49,128	0	13.9555	1/1/06	1/15/13	3,017	(b)	109,427
	55,255	0	25.3126	1/1/07	1/15/14	4,663	(c)	169,127
	63,990	0	32.1111	1/1/08	1/20/15	6,246	(d)	226,542
	60,354	0	32.2267	1/1/09	1/26/16	14,966	(e)	542,817
	0	46,635	44.5600	1/1/10	1/31/17
	0	41,636	45.7400	1/1/11	1/30/18
	0	83,030	30.8100	1/1/12	2/06/19

J. G. Cardillo	19,486	0	25.3126	1/1/07	1/15/14	1,335	(b)	48,420
	27,688	0	32.1111	1/1/08	1/20/15	2,154	(c)	78,126
	28,057	0	32.2267	1/1/09	1/26/16	3,628	(d)	131,588
	0	29,640	44.5600	1/1/10	1/31/17	8,696	(e)	315,404
	0	25,158	45.7400	1/1/11	1/30/18
	0	64,868	30.8100	1/1/12	2/06/19

D. D. Sobic	675	0	10.1975	1/1/04	1/24/11	2,259	(d)	81,934
	300	0	12.5353	1/1/05	1/23/12	5,410	(e)	196,221
	1,147	0	13.9555	1/1/06	1/15/13
	17,191	0	25.3126	1/1/07	1/15/14
	14,305	0	32.1111	1/1/08	1/20/15
	16,321	0	32.2267	1/1/09	1/26/16
	0	18,618	44.5600	1/1/10	1/31/17
	0	15,804	45.7400	1/1/11	1/30/18
	0	38,194	30.8100	1/1/12	2/06/19

R. E. Armstrong	14,142	0	13.9555	1/1/06	1/15/13	1,086	(d)	39,389
	12,790	0	25.3126	1/1/07	1/15/14	4,982	(e)	180,697
	12,046	0	32.1111	1/1/08	1/20/15
	13,675	0	32.2267	1/1/09	1/26/16
	0	13,704	44.5600	1/1/10	1/31/17
	0	15,188	45.7400	1/1/11	1/30/18
	0	28,024	30.8100	1/1/12	2/06/19

M. A. Tembreull	0	0				0		NA

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted April 26, 2006. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting date is January 1, 2010.

(c)	Represents restricted stock granted January 31, 2007. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2010 and January 1, 2011.

(d)	Represents restricted stock granted on January 30, 2008. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2010; January 1, 2011 and January 1, 2012.

(e)	Represents restricted stock granted on February 6, 2009. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2010; January 1, 2011; January 1, 2012 and January 1, 2013.

(f)	Represents restricted stock under the share match program scheduled to vest on December 31, 2011.

(g)	Represents restricted stock under the share match program scheduled to vest on December 31, 2012.

(h)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2009 of $36.27.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2009 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
			Number of
		Value	Shares	Value
	Number of	Realized on	Acquired on	Realized
	Shares Acquired	Exercise	Vesting	on Vesting
Name	on Exercise (#)	($)	(#)	($)

M. C. Pigott(a)	662,168	15,499,007	35,857	1,025,510
T. E. Plimpton	25,000	638,013	7,431	212,527
J. G. Cardillo	69,433	1,759,001	3,623	103,618
D. D. Sobic	1,200	31,176	753	21,536
R. E. Armstrong	0	0	362	10,353
M. A. Tembreull	197,955	1,275,540	44,791	1,319,136

(a)	M. C. Pigott exercised stock options that were granted in 1999 and 2000 and were due to expire per LTIP agreement.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers under the Company’s noncontributory retirement plan and Supplemental Retirement Plan as of December 31, 2009:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

M. C. Pigott	Retirement Plan	30	737,519	0
	Supplemental Retirement Plan	30	10,241,876	0
T. E. Plimpton	Retirement Plan	33	1,068,524	0
	Supplemental Retirement Plan	33	5,862,476	0
J. G. Cardillo	Retirement Plan	19	672,971	0
	Supplemental Retirement Plan	19	1,944,065	0
D. D. Sobic	Retirement Plan	19	501,200	0
	Supplemental Retirement Plan	19	813,597	0
R. E. Armstrong	Retirement Plan	16	375,937	0
	Supplemental Retirement Plan	16	529,493	0
M. A. Tembreull	Retirement Plan	35	N/A	81,237
	Supplemental Retirement Plan	35	N/A	645,641

The Company’s qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity, or if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump sum distribution at the executive’s election and will be made at the later of: (1) termination of employment; (2) age 55 with 15 years of service or age 65, whichever occurs first; or (3) twelve months from the date the payment election is made. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2009, M. C. Pigott, T. E. Plimpton, J. G. Cardillo and D. D. Sobic are eligible for a reduced early retirement benefit. M. A. Tembreull retired in 2009 and received the payments noted above following his retirement.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2009. The retirement benefits were calculated using the assumptions found in the Notes for Consolidated Financial Statements under Note M of the Company’s 2009 Annual Report on Form 10-K. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2009. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive:

	Executive		Aggregate	Aggregate
	Contribution in	Aggregate	Withdrawals/	Balance as of
	2009	Earnings in 2009	Distributions	12/31/2009 (a)
Name	($)	($)	($)	($)

M. C. Pigott	0	1,232,331	0	5,568,653
T. E. Plimpton	0	337,886	0	4,590,391
J. G. Cardillo	0	159,511	0	2,770,121
D. D. Sobic	0	0	0	0
R. E. Armstrong	0	0	0	0
M. A. Tembreull	0	1,400,842	0	9,617,982

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s DC Plan provides all eligible employees including the Named Executive Officers an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2009 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $2,815; T. E. Plimpton $53,674; J. G. Cardillo $35,752; and M. A. Tembreull $59,976.

The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account as of January in the year the award was payable and interest is compounded quarterly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield averages for the previous quarter. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the average closing price of a share of the Company’s common stock on the first five trading days in January of the year the cash award was payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in a single distribution of whole shares of the Company’s common stock.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2009. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C.	T. E.	J. G.	D. D.	R. E.	M. A.
	Pigott	Plimpton	Cardillo	Sobic	Armstrong	Tembreull

Termination for Cause	$0	$0	$0	$0	$0	$ N/A
Termination Without Cause	0	0	0	0	0	N/A
Retirement
Annual Incentive Plan	0	0	0	0	NA	0
Long-Term Performance Award	3,467,100	1,080,135	308,039	268,191	NA	0
Restricted Stock	9,226,109	912,191	494,687	229,081	NA	531,349
Total	12,693,209	1,992,326	802,725	497,272	NA	531,349
Death
Annual Incentive Plan	0	0	0	0	68,640	N/A
Long-Term Performance Award	5,087,100	1,639,468	632,789	475,858	460,870	N/A
Restricted Stock	9,226,109	912,191	494,687	229,081	174,894	N/A
Total	14,313,209	2,551,659	1,127,475	704,939	704,404	N/A
Change in control
Annual Incentive Plan	2,160,000	960,000	700,000	441,600	343,200	N/A
Long-Term Performance Award	7,140,000	2,333,667	1,342,500	877,333	714,000	N/A
Restricted Stock	9,226,109	912,191	494,687	229,081	174,894	N/A
Total	18,526,109	4,205,857	2,537,187	1,548,015	1,232,094	N/A

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options with expiration dates of January 25, 2010, through January 15, 2014, would remain exercisable for three months from the date of termination. All other vested stock options would remain exercisable for one month from the date of termination (expiration dates and number of stock options are disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table).

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott, T. E. Plimpton, J. G. Cardillo and R. E. Armstrong would receive single lump-sum cash payments. D. D. Sobic would receive monthly annuities payable for life. If termination occurred on December 31, 2009, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2010 for M. C. Pigott,

T. E. Plimpton, J. G. Cardillo and D. D. Sobic. Payments for R. E. Armstrong would begin when first eligible to receive retirement benefits under the qualified Retirement Plan.

Retirement. R. E. Armstrong was not eligible to receive retirement benefits on December 31, 2009 due to the age threshold. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the other Named Executive Officers as described above under “Resignation or Termination without Cause”

Annual incentive compensation earned in 2009 would have been paid in the first quarter of 2010 and long-term incentive cash awards earned under the 2007-2009 performance cycle would be paid in April 2010 based on actual performance against goals. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All annual restricted stock would be immediately vested. M. A. Tembreull retired on January 2, 2009 and was not eligible for a 2009 annual incentive award or a long-term performance award for the 2007-2009 cycle. He received an annual restricted stock award in February 2009 based on 2008 performance. All unvested restricted stock vested upon his retirement.

Death. In the event of death on December 31, 2009, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2008-2010 LTIP performance cycle and the 2009-2011 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. Restricted stock awarded under the share match program would vest following completion of the cycle if the performance goal is achieved.

Change in control. Benefits payable in the event of a change in control on December 31, 2009, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers would have been entitled to a maximum IC award for 2009 (160 percent of target), a maximum long-term incentive cash award under the 2007-2009 performance cycle of the LTIP and a maximum prorated award under the 2008-2010 and the 2009-2011 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payout amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

1)  Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2009 for each Named Executive Officer was: M. C. Pigott $1,059,262; T. E. Plimpton $453,344; J. G. Cardillo $354,179; D. D. Sobic $208,539; R. E. Armstrong $153,011.

2)  Increased Supplemental Retirement Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2009, are as follows: M. C. Pigott $7,322,922; T. E. Plimpton $2,527,704; J. G. Cardillo $714,710; D. D. Sobic $560,373; R. E. Armstrong $413,485. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate which will be zero percent.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated S. F. Page and J. M. Fluke, Jr., as Audit Committee financial experts.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU § 380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

  S. F. Page, Chairman
  J. M. Fluke, Jr.
  R. T. Parry
  W. G. Reed, Jr.

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2009 and has been selected to perform this function for 2010. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for pre-approving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2009, and December 31, 2008, are as follows:

	(In millions)
	2009	2008

Audit	$5.25	$4.91
Audit-Related	.15	.20
Tax	.12	.25
All Other	.00	.00

	$5.52	$5.36

Audit Fees

In the year ended December 31, 2009, the independent auditors, Ernst & Young LLP, charged the Company $5.25 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees

In the year ended December 31, 2009, the independent auditors, Ernst & Young LLP, billed the Company $.15 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax

In the year ended December 31, 2009, the independent auditors, Ernst & Young LLP, billed the Company $.12 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees

In the year ended December 31, 2009, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ending December 31, 2009. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The Peer Group Index consists of Caterpillar Inc., Cummins Inc., Danaher Corporation, Deere & Company, Dover Corporation, Eaton Corporation, Harley-Davidson, Inc., Honeywell International Inc., Illinois Tool Works Inc., Ingersoll-Rand Company Ltd. and United Technologies Corporation. The comparison assumes that $100 was invested December 31, 2004 in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2004	2005	2006	2007	2008	2009
PACCAR Inc	100	89.58	131.71	170.96	91.71	118.42
S&P 500 Index	100	104.91	121.48	128.16	80.74	102.11
Peer Group Index	100	103.87	122.43	156.99	92.51	127.43

STOCKHOLDER PROPOSALS

The Company has been advised that three stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING THE SUPERMAJORITY VOTING PROVISIONS

Resolved: Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Supporting Statement: Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

Fortunately our poison pill expired in February 2009 and there is no current pill. However, the merits of this Simple Majority Vote proposal should be considered in the context of the need for further improvements in our company’s corporate governance. For instance in 2009 the following governance issues were identified:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” in Takeover Defenses. Our directors needed only one-vote out of 360 million to be elected and then there were set for 3-years – accountability concern.

The Corporate Library said there were a number of red flags related to our company’s pay practices for CEO Mark Pigott who had $15.5 million in total realized pay in 2008. Mr. Pigott realized $10 million on the exercise of options in 2008. With such a large number of options, small increases in our company’s share price can result in large financial awards.

With two insiders on our Board and an inside-related director on our board (James Pigott) we did not even have an Independent Chairman or a Lead Director. John Fluke, with 25-years director tenure (independence concern), was on our key audit and executive pay committees.

This statement in our 2009 proxy seems to be misleading or useless, “Stockholders may contact the Board of Directors by writing to: The Board of Directors ... PACCAR.Board@paccar.com.” John Chevedden, shareholder, sent an email regarding our director Robert Parry having been on the infamous Countrywide Board of Directors. There was no material response after months of waiting and a reminder.

We had no right to: cumulative voting, to call a special meeting, to act by written consent or to vote on our auditors.

Our directors served on boards rated “D” by The Corporate Library: Kirk Hachigian, Cooper Industries (CBE) and Robert Parry, Janus Capital (JNS). Six of our directors had no other current board service beyond PCAR and our full Board met only 4-times in an entire year – commitment concern. Director James Pigott is the uncle of CEO Mark Pigott and director John Pigott.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote – Yes on 2.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders.

The Company’s governance practices and strong financial performance have delivered outstanding results to stockholders.

The Company has delivered an average annual return to stockholders of 19.1 percent versus the S&P 500 negative 1.0 percent return in the last decade. The Company’s return to stockholders exceeded the S&P 500 for the previous one-, three-, five-, ten and twenty-year time periods. The Company’s governance structure positions the Company for profitable long-term growth and the benefit of its stockholders. M. C. Pigott exercised stock options that were granted in 1999 and 2000 and were due to expire per LTIP agreement. M. C. Pigott personally purchased 150,000 shares of Company stock in 2008.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these significant corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to make, alter or repeal the bylaws.

After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company. The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters. Delaware law permits supermajority voting requirements and many publicly traded companies have adopted these provisions to preserve and maximize value for all stockholders.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate raiders.

If a simple majority vote standard were adopted, and only 50.1 percent of the shares are present at a stockholders’ meeting, a minority of stockholders representing as little as 25.1 percent of the outstanding voting power of the Company could approve corporate changes that may be damaging to the long-term interest of the majority of Company stockholders. The Board of Directors believes that more meaningful supermajority voting requirements are appropriate for issues that have a long-lasting effect on the Company.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

ITEM 3:	STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD

Resolved: That the shareholders of PACCAR Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (articles or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, PACCAR and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

One of the primary strengths of PACCAR is the continuity of vision and quality performance that have resulted from the diligent and positive manner in which the directors guide the Company. PACCAR stockholders have benefited from the outstanding leadership the Board of Directors has provided the Company for many years. The Company has delivered an average annual return to stockholders of 19.1 percent versus the S&P 500 negative 1.0 percent return in the last decade.

The Company has an excellent history of electing Board directors by a substantial majority.

•	For each of the past five years, the Company has received a similar proposal, and each year the proposal received less than a majority of the votes cast by stockholders.

•	Every director nominee has received an affirmative vote greater than 87 percent of the shares voted through the plurality process during the previous 20 years. The proponent’s statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld,” is improbable – especially in light of the Company’s past voting results. The Company’s stockholders have an excellent history of electing strong and independent directors by plurality voting.

•	For 20 consecutive years, over 88 percent of the outstanding shares have been represented at the Company’s annual meeting.

•	The Company’s Nominating and Governance Committee has a thorough and proven director selection process to identify strong nominees committed to serving the Company and its stockholders.

•	The Company has a governance policy that requires a director to submit a resignation to the Board upon a change in principal employment or responsibility. This policy provides additional assurance that Board directors are of the highest caliber to serve stockholders during their term.

A plurality voting standard is an accepted method among public companies and is the standard voting practice under the laws of the State of Delaware.

•	The rules governing plurality voting are well understood by stockholders. In plurality voting for the election of directors, the nominees with the most votes are elected. By contrast, in a majority voting system, the result is uncertain if one or more of the director nominees fails to receive a majority of the votes cast.

•	The Board believes electing directors under a plurality vote process is best for the ongoing success of the Company and its stockholders, but it will continue to review the majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

ITEM 4:	STOCKHOLDER PROPOSAL REGARDING COMPOSITION OF COMPENSATION COMMITTEE

Resolved: The shareholders of PACCAR Inc. (the “Company”) request that the Board of Directors (the “Board”) adopt a policy prohibiting any current or former chief executive officers of public companies from serving on the Board’s Compensation Committee. The policy shall be implemented so that it does not affect the unexpired terms of previously elected directors.

Supporting Statement: It is a well-established tenet of corporate governance that a compensation committee must be independent of management to ensure fair and impartial negotiations of pay with individual executives. Indeed, this principle is reflected in the listing standards of the major stock exchanges.

We do not dispute that CEOs can be valuable members of other Board committees. Nonetheless, we believe that shareholder concerns about aligning CEO pay with performance argue strongly in favor of directors who can view senior executive compensation issues objectively. We are particularly concerned about CEOs on the Compensation Committee because of their potential conflicts of interest in setting the compensation of their peers.

We believe that CEOs who benefit from generous pay will view large compensation packages as necessary to retain and motivate other executives. In our view, those who benefit from stock option plans will view them as an efficient form of compensation; those who receive generous “golden parachutes” will regard them as a key element of a compensation package. Consequently, we are concerned that the inclusion of CEOs on the Compensation Committee may result in more generous pay packages for senior executives than that necessary to attract and retain talent.

In their 2004 book “Pay Without Performance,” law professors Lucian Bebchuk and Jesse Fried cite an academic study by Brian Main, Charles O’Reilly and James Wade that found a significant association between the compensation level of outsiders on the compensation committee and CEO pay.

“There are still plenty of CEOs who sit on compensation committees at other companies,” said Carol Bowie, a corporate governance expert at RiskMetrics Group. “They don’t have an interest in seeing CEO pay go down.” (Crain’s Chicago Business, May 26, 2008.)

Executive compensation expert Graef Crystal concurs. “My own research of CEOs who sit on compensation committees shows that the most highly paid executives award the fattest packages to the CEOs whose pay they regulate. Here’s an even better idea: bar CEOs from serving on the comp committee.” (Bloomberg News column, June 22, 2009.)

Moreover, CEOs “indirectly benefit from one another’s pay increases because compensation packages are often based on surveys detailing what their peers are earning.” (The New York Times, May 24, 2006.)

At our Company, Chairman and CEO Mark C. Pigott received $11.9 million in total compensation in 2008 including the grant date fair value of equity-based awards. This represents a 29 percent pay increase over 2007 despite that we believe to be the Company’s poor performance, both in absolute terms and relative to its peers. Four of the five directors on the Compensation Committee, including its chairman, are either current or retired CEOs.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

The Company has delivered superior returns to stockholders.

•	The Company’s Compensation Committee exercises effective, independent oversight of executive compensation. The proponent’s assertion that members of the Company’s Compensation Committee have a conflict of interest merely for past or present service as a public company chief executive officer (CEO) is baseless.

•	The shareholder proposal is inaccurate, biased and misleading. PACCAR’s financial performance was excellent in 2008, as the Company earned $1.02 billion, the fourth best year in its 104-year history.

PACCAR stockholder performance versus its peer group for the five-year period ending in 2008 was also excellent in absolute and relative terms.

•	In the January 2010 Harvard Business Review, PACCAR’s CEO, Mark Pigott, was honored as one of the 50 best performing CEOs in the world as measured by long-term total stockholder returns. M. C. Pigott personally purchased 150,000 shares of Company stock in 2008.

•	PACCAR executives do not have golden parachutes or employment contracts.

•	The Conference Board 2009 Task Force Report on Executive Compensation provides guidelines for the composition of Compensation Committees. Members must be independent and be knowledgeable about the company’s business. The Company’s Compensation Committee members meet these guidelines.

Committee members are independent and experienced.

Each of the Company’s Compensation Committee members meets the director independence standards of NASDAQ and of IRS Section 162(m). None of the Committee members has any personal or material business relationship with the Company. The companies of the CEOs who serve on PACCAR’s Compensation Committee do not include PACCAR in their peer group in determining their own compensation. Compensation Committee members have no personal interest in increasing the pay of the Company CEO.

Committee members are knowledgeable about the Company’s business.

The Committee maintains a compensation program that reflects the incentives appropriate for a company in a capital goods business. The Company’s compensation program is straightforward, provides performance-based incentives, minimizes risk and has delivered excellent stockholder returns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2011

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 12, 2010, to be considered for inclusion in the proxy materials for the Company’s 2011 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato
Secretary

March 10, 2010

Directions to Meydenbauer Center

Driving Directions	Parking
• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).
• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.
Due to limited parking availability and construction around Meydenbauer Center, you are encouraged to explore Metro Transit’s commuter services. The Bellevue Transit Center is located one block from Meydenbauer Center.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 20, 2010
10:30 a.m.
Meydenbauer Center
11100 N.E. 6th Street
Bellevue, Washington 98004
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 20, 2010 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2010annualmeeting/.

777 - 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 20, 2010.
The shares of common stock you hold of record on February 23, 2010, will be voted as you specify on the reverse side.
If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Item 1 and “AGAINST” Items 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.
Shares held by the undersigned in the Employee Stock Purchase Plan will be voted by the Plan in accordance with the voting instructions indicated on the reverse.
See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.eproxy.com/pcar Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 19, 2010.

(	PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 19, 2010.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back the proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò
The Board of Directors Recommends a Vote “FOR” Item 1 and “AGAINST” Items 2, 3 and 4.

1. Election of directors:	01	Alison J. Carnwath	03	John M. Pigott	☐	Vote FOR	☐	Vote WITHHELD
	02	Robert T. Parry	04	Gregory M. E. Spierkel		all nominees		from all nominees
						(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Stockholder proposal regarding the supermajority vote provisions	☐	For	☐	Against	☐	Abstain

3.	Stockholder proposal regarding a director vote threshold	☐	For	☐	Against	☐	Abstain

4.	Stockholder proposal regarding composition of the compensation committee	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND AGAINST ITEMS 2, 3 AND 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.